Exhibit 99.2

Achieve Life Sciences, Inc. Announces Closing of a $13.8 Million Underwritten Public Offering and Full

Exercise of Over-Allotment Option

SEATTLE, Wash. And VANCOUVER, British Columbia, June 19, 2018 – Achieve Life Sciences, Inc. (NASDAQ: ACHV), a clinical-stage pharmaceutical company committed to the global development and commercialization of cytisine for smoking cessation, today announced the closing of an underwritten public offering of units for gross proceeds of $13.8 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering was comprised of Class A Units, priced at a public offering price of $4.00 per unit, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock with an exercise price of $4.00 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of Series A preferred stock, which is convertible into 250 shares of common stock, and a five-year warrant to purchase 250 shares of common stock, also with an exercise price of $4.00 per share. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, with certain limited exceptions, has no voting rights. The securities comprising the units were immediately separable and have been issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS), acted as sole book-running manager in connection with the offering.

A total of 1,160,500 shares of common stock, 9,158 shares of Series A preferred stock convertible into 2,289,500 shares of common stock, and total warrants to purchase 3,450,000 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333- 224840) and an additional registration statement filed pursuant to Rule 462(b), which was declared effective by the United States Securities and Exchange Commission (SEC) on June 14, 2018.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by Achieve with the SEC. Copies of the final prospectus may be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Achieve

Achieve’s focus is to address the global smoking health epidemic through the development and commercialization of cytisine. Tobacco use is currently the leading cause of preventable death and is responsible for nearly six million deaths annually worldwide. It is estimated that 28.6% of all cancer deaths in the U.S. are attributable to cigarette smoking.

Cytisine is a plant-based alkaloid with a high binding affinity to the nicotinic acetylcholine receptor. Two prior, large-scale Phase 3 clinical studies of cytisine, with favorable outcomes, have been successfully completed in over 2,000 patients. The TASC trial was a 740 patient, double-blind, placebo controlled trial conceived by Professor Robert West at University College London and funded by the U.K. National Prevention Research Initiative. The CASCAID trial was a 1,310 patient, single-blind, non-inferiority trial comparing cytisine to nicotine replacement therapy (NRT). The CASCAID trial was conceived by Dr. Natalie Walker, National Institute for Health Innovation, University of Auckland and funded by the Health Research Council of New Zealand. Both trials were published in the New England Journal of Medicine.

Contacts:

Jason Wong
jwong@bplifescience.com

(415) 375-3340 ext. 4